Exhibit 10.32

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the “Second Amendment”) is made and entered into as of February 9, 2009, by and between POINT RICHMOND R&D ASSOCIATES, a California limited partnership (“Landlord”), and TRANSCEPT PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”) with reference to the following facts:

A. Landlord and Tenant are parties to that certain lease dated as of February 22, 2006, (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of June 27, 2007 (the “First Amendment”) (the Original Lease as amended by the First Amendment, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant Suites 110 and 130 containing approximately 14,638 rentable square feet (the “Premises”) on the ground floor of the building located at 1003 West Cutting Boulevard, Richmond, California (the “Building”).

B. Point Richmond R&D Associates II, LLC, a California limited liability company (“PRA II”), as landlord, and Tenant, as tenant, are parties to that certain Lease dated as of February 9, 2009 (the “PRII Lease”), pursuant to which Tenant leases from PRA II, an affiliate of Landlord, the premises commonly known as Suite E (the “PRII Premises”) located in the building commonly known as 501 Canal Boulevard, Point Richmond, California.

C. Landlord and Tenant now desire to modify and amend Section 2 of the Addendum to the Original Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Scope of Second Amendment and Defined Terms. Except as expressly provided in this Second Amendment, the Lease shall remain in full force and effect. Capitalized terms used in this Second Amendment not otherwise defined herein shall have the respective meanings ascribed to them in the Lease.

2. Modification to Lease. Section 2 of the Addendum to the Original Lease is hereby deleted in its entirety and replaced with the following:

(a)

If during the initial Term of this Lease, Tenant is not then in Default under this Lease or the PRII Lease, and has a demonstrable business need to expand into space consisting of at least 5,000 rentable square feet of area more than the aggregate of the Rentable Area of the Premises and the rentable area of the PRII Premises (the “Aggregate Premises”), Tenant shall have the option (the “Expansion Option”) to provide Landlord at least six (6) months’ notice (“Expansion Notice”) of the date when Tenant requires such larger space and shall specify the amount of space (the “Expansion Space”) that Tenant desires. Tenant shall have no right to provide an Expansion Notice if Tenant is not in occupancy of all of the Aggregate Premises, any part of the Aggregate Premises is sublet, or if this Lease or the PRII Lease has been assigned (other than pursuant to a

Permitted Transfer). Landlord agrees to use reasonable efforts to locate the Expansion Space in the Project or in a building owned by an affiliate of Landlord in the Richmond, Emeryville or West Berkeley area of comparable quality to the Building (e.g. Emery Station, Emery Station North, 501 Canal Boulevard and 503 Canal Boulevard) to accommodate Tenant’s needs.

(b)	If Landlord and Tenant have not, within six (6) months of the Expansion Notice, agreed upon Expansion Space reasonably acceptable to Tenant, Tenant shall have the right to terminate this Lease by providing Landlord one hundred eighty (180) days prior notice specifying the unequivocal termination of this Lease, and provided further that Tenant provide such termination notice within thirty (30) days of the expiration of such six (6) month period.

(c)

If Landlord locates proposed Expansion Space within six (6) months’ of the Expansion Notice, Landlord shall notify Tenant (“Landlord’s Notice”) of the location of such space and shall provide Tenant with reasonable assurances that such proposed Expansion Space can be improved in the manner and time required by this Section. Tenant shall thereafter have ten (10) business days within which to notify Landlord whether Tenant approves such proposed Expansion Space, in Tenant’s reasonable discretion. If Tenant fails to respond within such ten (10) business day period, Tenant shall be deemed to have disapproved such proposed Expansion Space. If Tenant approves any such proposed Expansion Space, then Landlord and Tenant shall enter an amendment of this Lease as provided in subparagraph (e) below. Notwithstanding the foregoing, (x) the Monthly Base Rent rate payable with respect to a portion of the Expansion Space consisting of 26,895 rentable square feet (the aggregate rentable area of the Premises and the PRII Premises, referred to herein as the “Base Space”) shall be equal to (i) the Monthly Base Rent payable hereunder with respect to 14,638 rentable square feet of the Base Space, plus (ii) the Monthly Base Rent payable under the PRII Lease with respect to 12,257 rentable square feet of the Base Space, and (y) the Monthly Base Rent rate payable with respect to the balance of the Expansion Space (“Balance Space”) shall be the “current fair market rate” (i.e., the rate that a willing, comparable, new (i.e., non-renewal), non-equity tenant would pay, and that a willing landlord of comparable space in the local market of the Balance Space would accept at arms’ length), determined in the manner set forth in subparagraph (d) below. If the balance of the Term of this Lease is less than thirty six (36) months following the commencement date for the Expansion Space, the Term of this Lease shall be automatically extended to ensure the balance of the Term is thirty six (36) months following such commencement date. If such an automatic extension of the Term is required pursuant to the terms of the immediately preceding sentence, the Monthly Base Rent shall automatically increase by three percent (3%) effective as of the date immediately following the initial Expiration Date of this Lease, and shall increase by three percent (3%) every twelve (12) months. Landlord and Tenant acknowledge and agree that the Base Space shall include the same proportion of laboratory and office space and the same ratio of offices to cubicles as the Aggregate Premises and Landlord shall, at Landlord’s sole cost and expense, provide Tenant a “turn-key” buildout with respect to the Base Space reasonably comparable to the original Aggregate Premises leased by Tenant hereunder and pursuant to the PRII Lease. Monthly Base Rent and all additional Rent payable for the Expansion Space shall be payable in monthly installments in accordance with the terms and conditions of this Lease, provided that Tenant’s Share shall be appropriately adjusted. Landlord shall provide Tenant with a tenant improvement allowance consistent with the determination of the fair market rent for the Balance Space. Subject to Landlord’s reasonable approval of Tenant’s financial condition, Landlord shall reasonably cooperate with Tenant to provide additional tenant improvement allowance which additional allowance would be amortized over the remaining term and repaid through an increase of Base Rent payable for the Expansion Space. The term for the Expansion Space shall commence on the later of (x) the date provided in Landlord’s Notice (but no earlier than the date specified in Tenant’s Expansion Notice) or (y) unless waived by Tenant in writing, the date by which all of the following have occurred: (i) Landlord shall have Substantially Completed the design, construction and installation of tenant improvements in the Expansion Space as hereinafter provided; (ii) Landlord has delivered possession of the Expansion Space to Tenant; and (iii) Landlord has obtained approval of occupancy of the Expansion Space from the applicable governmental authorities. Landlord and Tenant acknowledge that the commencement date for the term for the Expansion Space shall be memorialized by amendment pursuant to subparagraph (e) below.

(d)	If Tenant properly exercises the Expansion Option, the initial Monthly Base Rent applicable to the Balance Space shall be determined in the following manner. Landlord shall advise Tenant in writing of Landlord’s good faith, reasonable determination of the fair market rent (i.e., the rate that a willing, comparable, new (i.e., non-renewal), non-equity tenant would pay, and that a willing landlord of comparable space in the local market of the Balance Space would accept at arms’ length) for the Balance Space (“Landlord’s Fair Market Proposal”) no less than forty five (45) days prior to the commencement of the term for the Expansion Space. Tenant’s failure to disapprove in writing Landlord’s Fair Market Proposal within five (5) days shall be deemed to be a disapproval of Landlord’s Fair Market Proposal. In the event Tenant disapproves in writing (or is deemed to have disapproved) Landlord’s Fair Market Proposal, Landlord and Tenant shall attempt in good faith to agree upon the fair market rent within fifteen (15) days of Tenant’s notice of or deemed disapproval. If after such fifteen (15) day period, Landlord and Tenant have not agreed in writing as to the fair market rent, the parties shall determine the fair market rent in accordance with the procedure set forth below.

(1)	Within five (5) days after the expiration of such fifteen (15) day period, Tenant shall notify Landlord of the name and address of the broker appointed to represent Tenant (“Tenant’s Broker”). Tenant’s Broker shall be licensed in the State of California, engaged in the brokerage business in the San Francisco-East Bay commercial real estate market for at least the immediately preceding five (5) years, and familiar with the real estate market in the Richmond, Berkeley and Emeryville area. Within ten (10) days of the appointment of Tenant’s Broker, Tenant shall advise Landlord in writing of Tenant’s Broker’s good faith, reasonable determination of the fair market rent for the Balance Space as of the commencement of the term for the Expansion Space (“Tenant’s Broker’s Fair Market Proposal”). Landlord shall have ten (10) days after receipt of Tenant’s Broker’s Fair Market Proposal within which to approve or disapprove Tenant’s Broker’s Fair Market Proposal. In the event Landlord disapproves in writing Tenant’s Broker’s Fair Market Proposal, Landlord and Tenant shall attempt in good faith to agree upon the fair market rent within ten (10) days of Landlord’s notice of disapproval. If after such ten (10) day period, Landlord and Tenant have not agreed in writing as to the fair market rent, the parties shall determine the fair market rent in accordance with the procedure set forth below.

(2)

If Landlord and Tenant are unable to agree upon the fair market rent within such ten (10) day period, Landlord and Tenant shall, within five (5) days thereafter, appoint a second broker meeting the qualifications set forth above with the added qualification that such second broker shall not have previously acted for either Landlord or Tenant. Within ten (10) days following the appointment of the second broker, the second broker shall deliver his or her written determination of the fair market rent to Landlord and Tenant. If the second broker’s determination of fair market rent falls between Landlord’s Fair Market Proposal and Tenant’s Broker’s Fair Market Proposal, the second broker’s determination shall be deemed to be the fair market rent for purposes of determining the initial Monthly Base Rent for the Balance Space. If the second broker’s determination falls outside of Landlord’s Fair Market Proposal and Tenant’s Broker’s Fair Market Proposal, whichever of Landlord’s Fair Market Proposal and Tenant’s Broker’s Fair Market Proposal most closely reflects the fair market rent as determined by the second broker shall be deemed to be the fair market rent for purposes of determining the initial Monthly Base Rent for the Balance Space, and such determination shall be binding on both Landlord and Tenant. Tenant shall pay all costs, commissions and fees of Tenant’s Broker in connection with such determination of the fair market rent. The costs and fees of the second broker shall be paid one-half by Landlord and one-half by Tenant.

(3)	If the amount of the fair market rent has not been determined in accordance with this Section as of the commencement of the term for the Expansion Space, then Tenant shall pay the Monthly Base Rent for the Balance Space at the same rent per square foot as then provided for the Aggregate Premises under this Lease and the PRII Lease, as the case may be, until the amount of the fair market rent is determined. When such determination is made, Tenant shall pay any deficiency to Landlord, and Landlord shall pay any excess to Tenant, upon demand.

(e)	Upon commencement of the term for the Expansion Space, the Expansion Space shall be considered the Premises, subject to all the terms and conditions of this Lease, except as provided herein. If Tenant is entitled to and properly exercises the Expansion Option, Landlord shall prepare a draft amendment (the “Expansion Amendment”) for Tenant’s approval to reflect the commencement date of the term for the Expansion Space, the expiration date of the term of the Lease (if applicable), and the changes in Monthly Base Rent, Rentable Square Footage of the Premises, Tenant’s Share, an improvement allowance and other appropriate terms. Tenant shall use reasonable efforts to execute and return the Expansion Amendment to Landlord within fifteen (15) days after receipt. In the event the approved Expansion Space is located in a building owned by Landlord’s affiliate, Landlord and Tenant shall in good faith execute the appropriate documents as may reasonably be required to carry out the terms and intent of this Section. Landlord or Landlord’s affiliate shall reimburse Tenant’s reasonable relocation costs.

(f)	Tenant’s Expansion Option is subject and subordinate to (i) the renewal or extension rights of any other tenants, and (ii) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any other tenants.

3. Termination of PRII Lease. In the event the PRII Lease terminates prior to the termination or expiration of the Term of the Lease for any reason other than resulting from a “Default” of Tenant under the PRII Lease (as the term is defined therein), the terms and conditions governing the Expansion Option shall immediately revert back to the original language set forth in Section 2 of the Addendum to the Original Lease.

4. Brokers. Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Second Amendment other than Cushman & Wakefield, who will be paid a commission by Landlord in connection with the PRII Lease but not in connection with this Second Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents and the respective principals and members of any such agents harmless from any and all claims of any other brokers claiming to have represented Tenant in connection with this Second Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Second Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents and the respective principals and members of any such agents harmless from any and all claims of any brokers, claiming to have represented Landlord in connection with this Second Amendment.

5. Waiver. No failure or delay by either party to insist upon the strict performance of any term, condition or covenant of this Second Amendment or to exercise any right, power or remedy of this Second Amendment or the Lease shall constitute a waiver of the same or any other term of this Second Amendment or the Lease or preclude such party from enforcing or exercising the same or any such other term, conditions, covenant, right, power or remedy at any later time.

6. Tenant’s Representation and Acknowledgment. Tenant hereby acknowledges that, to Tenant’s current actual knowledge as of the date hereof, Landlord has performed all of its obligations to date with respect to the Premises, and Landlord is not in default under any of the terms of the Lease.

7. California Law. This Second Amendment shall be construed and governed by the laws of the State of California.

8. Authority. This Second Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Each party warrants that each individual signing below on such party’s behalf is authorized to do so by such party and to bind such party to the terms of this Second Amendment.

9. Attorneys’ Fees and Costs. In the event of any action or proceeding at law or in equity between the parties to enforce any of the provisions of this Second Amendment, the unsuccessful party to such litigation shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees (including, but not limited to, all costs and expenses incurred in connection with any and all appeals) incurred by the prevailing party, and these costs, expenses and attorneys’ fees may be included in and as part of the judgment.

10. Entire Agreement; No Amendment. This Second Amendment, together with the Lease, constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Second Amendment, and shall supersede all prior written and oral agreements concerning the subject matter. This Second Amendment may not be amended, modified nor otherwise changed in any respect, whatsoever, except by a writing duly executed by the authorized representatives of the parties. Except as amended by this Second Amendment, the Lease remains unchanged, and, as amended by this Second Amendment, the Lease is in full force and effect.

11. Severability. If any provision of this Second Amendment or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Second Amendment shall not be affected and shall be enforced to the furthest extent permitted by law.

12. Counterparts; PDF. This Second Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Second Amendment may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Second Amendment signed by the other party to the same extent as if such party had received an original counterpart.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment as of the day and year first above written.

TENANT:		LANDLORD:

TRANSCEPT PHARMACEUTICALS, INC., a Delaware corporation		POINT RICHMOND R&D ASSOCIATES, a California limited partnership

By:	/s/ Glenn Oclassen	By:	/s/ Richard K. Robbins
	Glenn Oclassen, CEO		Richard K. Robbins Managing General Partner

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